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                                                                     Exhibit 4.1


             APPROVAL OF NON-EMPLOYEE DIRECTORS COMPENSATION PROGRAM


GENERAL AUTHORIZATION

      RESOLVED, that the Board of Directors hereby approves the Non-Employee Directors Compensation Program (the "Non-Employee Directors Program") which shall consist of aggregate compensation at the rate of $60,000 per annum (the "Annual Fee"), payable as follows: (i) 60% of the Annual Fee shall be paid in fully paid and non-assessable common stock of the Company (the "Annual Stock Component"); and (ii) 40% of the Annual Fee shall be paid in cash (the "Annual Cash Component"). The Annual Fee shall be determined and paid pursuant to the procedures set forth below to the members of the Company's Board of Directors who are neither full-time employees nor the Chairman of the Board of Directors of the Company (the "Non-Employee Directors"). Annual Stock Component Awards made under the Non-Employee Directors Program shall be conditioned upon receipt of shareholder approval of the Non-Employee Directors Program and shall vest and be paid, released or distributed to a Non-Employee Director in accordance with the terms of the award and to the extent such Non-Employee Director remains in continuous service through each relevant vesting, payment, release or distribution date. Each Non-Employee Director shall be entitled to (i) receive dividends on the vested portion of each Annual Stock Component award, when, as, and if dividends are declared and paid on the common stock of the Company, and (ii) vote with regard to the number of vested shares subject to the Annual Stock Component on any matter submitted to a vote of holders of common stock of the Company.


INITIAL AWARD

      RESOLVED, that in lieu of awarding compensation to the Non-Employee Directors as of June 27, 1996, the date of the Company's Annual Meeting of Shareholders (the "Annual Meeting") following the 1996 fiscal year, an analysis of compensation programs for Non-Employee Directors was conducted, resulting in the adoption of the Non-Employee Directors Program and that an initial award under the Non-Employee Directors Program is hereby authorized to compensate Non-Employee Directors for service from the 1996 Annual Meeting until the 1997 Annual Meeting ("Fiscal 1997 Service") in accordance with the following terms: (i) the number of shares of common stock subject to the Annual Stock Component payable for Fiscal 1997 Service shall be determined based upon the closing quotation for the Company's common stock on the Nasdaq National
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      Market on August 23, 1996, the first full day of trading following the pending release of the Company's earnings for its second quarter (the "Initial Stock Award"); (ii) the Annual Cash Component payable for Fiscal 1997 Service shall be paid in four equal installments on September 30, 1996, December 31, 1996, March 31, 1997 and June 15, 1997 to the extent the Non-Employee Director remains in service on such dates; (iii) subject to the condition in clause (iv) below, the Initial Stock Award for Fiscal 1997 Service shall vest and become payable in four equal installments on September 30, 1996, December 31, 1996, March 31, 1997 and June 15, 1997 to the extent the Non-Employee Director remains in service on such dates, regardless of whether such Director remains in service through the date shareholder approval is obtained for the Non-Employee Directors Program; and (iv) the vested Initial Stock Award for Fiscal 1997 Service shall be released to Non-Employee Directors following shareholder approval of the Non-Employee Directors Program.

      FURTHER RESOLVED, that in the event a Non-Employee Director is elected between the date hereof and the date of the 1997 Annual Meeting, such Non-Employee Director shall be entitled to receive a pro-rata Annual Fee determined as follows: (i) the number of shares of common stock subject to the pro-rata Initial Stock Award shall be determined by dividing the Annual Stock Component by the closing quotation for the Company's common stock on the Nasdaq National Market on the date such Director was so elected, and such resulting amount shall be multiplied by the reasonably anticipated number of full months (i.e. thirty-day periods) between such date and the next anticipated meeting of shareholders and such resulting product shall be divided by 12; (ii) the pro-rata Annual Cash Component shall be determined by multiplying the Annual Cash Component by the reasonably anticipated number of full months (i.e. thirty-day periods) between such date and the next anticipated meeting of shareholders and such resulting product shall be divided by 12; (iii) the pro-rata Annual Cash Component determined pursuant to clause (ii) of this resolution shall be paid in four equal installments determined by this Board of Directors prior to the next meeting of shareholders to the extent such Non-Employee Director remains in service on such dates; (iv) subject to the condition in clause (v) below, the pro-rata Initial Stock Award shall vest and become payable in four equal installments determined by the Board of Directors prior to the next meeting of shareholders to the extent the Non-Employee Director remains in service on such dates, regardless of whether such Director remains in service through the date shareholder approval is obtained for the Non-Employee Directors Program; and (v) the vested pro-rata Initial Stock Award shall be released to such Non-Employee Director following shareholder approval of the Non-Employee Directors Program.
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ANNUAL AWARD

      RESOLVED, that following shareholder approval of the Non-Employee Directors Program, each Non-Employee Director serving as of the close of business on the date of each Annual Meeting shall be entitled to receive the Annual Fee pursuant to the following conditions: (i) the number of shares of common stock subject to the stock award shall be determined by dividing the Annual Stock Component by the closing quotation for the Company's common stock on the Nasdaq National Market on the date of the Annual Meeting each year; and (ii) the Annual Stock Component and Annual Cash Component shall vest and be paid in four equal installments as of the date of the Annual Meeting for that year and on the succeeding September 30, December 31 and March 31 to the extent the Non-Employee Director remains in service on such dates.


INTERIM AWARD

      RESOLVED, that to the extent a Non-Employee Director is elected to the Company's Board of Directors in circumstances other than as set forth above in the three preceding resolutions, such Non-Employee Director shall be entitled to a pro-rata Annual Fee determined as follows: (i) the number of shares of common stock subject to the pro-rata stock award shall be determined by dividing the Annual Stock Component by the closing quotation for the Company's common stock on the Nasdaq National Market on the date such Director was so elected, and such resulting amount shall be multiplied by the reasonably anticipated number of full months (i.e. thirty-day periods) between such date and the next anticipated meeting of shareholders and such resulting product shall be divided by 12; (ii) the pro-rata cash award shall be determined by multiplying the Annual Cash Component by the reasonably anticipated number of full months (i.e. thirty-day periods) between such election date and the next anticipated meeting of shareholders and such resulting product shall be divided by 12; and (iii) the pro-rata Annual Fee determined pursuant to clauses (i) and
      (ii) of this resolution shall vest and be paid in four equal installments determined by this Board of Directors prior to the next meeting of shareholders to the extent the Non-Employee Director remains in service on such dates.


INTERPRETIVE POWER, BINDING EFFECT

      RESOLVED, that the Board of Directors shall have the power to interpret the Non-Employee Directors Program, adopt rules, regulations or policies regarding the Non-Employee Directors Program and take action concerning the Non-Employee Directors Program, which action shall be final, binding and conclusive.
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                                      * * *

 [Resolutions regarding the Charming Shoppes, Inc. Compensation Program for the NON-EMPLOYEE Chairman of the Board of Directors are set forth in Exhibit 4.2 to this Registration Statement]

GENERAL

      RESOLVED, that the Non-Employee Director Program and the Compensation Program for the Non-Employee Chairman of the Board of Directors (the "Non-Employee Chairman Program") be submitted to the shareholders of the Company for approval at the 1997 Annual Meeting of Shareholders, and that the recommendation of the Board of Directors be, and it hereby is, that shareholders of the Company vote to approve the Non-Employee Directors Program and the Non-Employee Chairman Program.

      FURTHER RESOLVED, that 700,000 shares of the Common stock of the Company are hereby reserved for issuance pursuant to the Non-Employee Directors Program and the Non-Employee Chairman Program subject to the approval of the Non-Employee Directors Program and the Non-Employee Chairman Program by the shareholders, and that such shares be issued, in the discretion of the Board, out of the Company's authorized but unissued shares of common stock or out of treasury shares held by the Company and any shares so issued shall be fully paid and non-assessable.

      FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized and directed to cause to be issued and delivered, in accordance with applicable law, the Articles of Incorporation of the Company, the Non-Employee Directors Program, the Non-Employee Chairman Program, and these resolutions, shares of common stock of the Company under the Non-Employee Directors Program and the Non-Employee Chairman Program and that it be, and it hereby is, determined that such shares of common stock, when so issued and delivered, will be issued and sold for adequate consideration and will be validly issued, fully paid and non-assessable.

      FURTHER RESOLVED, that upon issuance of shares of common stock (not including for this purpose delivery of treasury shares), under the Non-Employee Directors Program and the Non-Employee Chairman Program, an amount of capital surplus equal to the aggregate par value of the common stock so issued shall be transferred to the stated capital of the Company.

      FURTHER RESOLVED, that the Executive Vice President and General Counsel of the Company be, and he hereby is, authorized and directed to approve such
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      revisions to the Non-Employee Directors Program and the Non-Employee
      Chairman Program, not inconsistent with these resolutions, as he may deem necessary and appropriate in order that the Non-Employee Directors Program comply with applicable laws and regulations and in order to effectuate the purposes of these resolutions and the Non-Employee Directors Program and the Non-Employee Chairman Program.

      FURTHER RESOLVED, that the Executive Vice President and General Counsel of the Company, be, and he hereby is, authorized and directed, and in the name and on behalf of the Company to prepare or have prepared and to execute a Registration Statement on Form S-8 (or such other registration form as he may deem appropriate) relating to any offer and sale of shares of common stock pursuant to the Non-Employee Directors Program and the Non-Employee Chairman Program and any and all pre- and post-effective amendments thereto and other instruments and documents in connection therewith and to file the same, with all exhibits thereto, with the Securities and Exchange Commission; provided, however, that, in the event that the shareholders of the Company fail to vote to approve the Non-Employee Directors Program and the Non-Employee Chairman Program at the Company's 1997 Annual Meeting of Shareholders and before the expiration of one year from the date hereof, the appropriate officers of the Company shall take any and all steps necessary to withdraw the Registration Statement relating to the Non-Employee Directors Program and the Non-Employee Chairman Program or amend it if it covers a plan other than the Non-Employee Directors Program and the Non-Employee Chairman Program.

      FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized and directed in the name of, and on behalf of the Company, at any time or from time to time, to take or do, or cause to be taken or done, all such other actions and things, including the payment of any and all fees and expenses, and to execute and deliver such agreements, instruments, certificates and other documents, including any qualification statement or like document to qualify any offer and sale of shares of common stock under the Non-Employee Directors Program and the Non-Employee Chairman Program under the securities laws of the various states or other jurisdictions and any report required to be filed with the Nasdaq National Market in connection with the creation of the Non-Employee Directors Program and the Non-Employee Chairman Program and to affix and attest thereto the corporate seal of the Company, as any such officer may deem necessary or appropriate in order to implement such plans and effectuate these resolutions.

      FURTHER RESOLVED, that any resolution contained in the usual and customary form of corporate resolutions which is required or requested by any federal, state or other governmental agency, the National Association of Securities Dealers,
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      Inc., the Nasdaq System, any national or regional securities exchange, the
      Company's transfer agent or any other person or entity in order to take, or in furtherance of, any action authorized by these resolutions be, and it hereby is, approved and adopted as the resolution of the Board of Directors as though set forth at length herein, that the Secretary of the Company be, and he hereby is, authorized and directed to certify a copy of any such resolution as the resolution of the Board of Directors, and that a copy of any such resolution be annexed to the minutes of this meeting as evidence of its due approval and adoption.